Exhibit 10.23

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (this “Agreement”) is made and entered into this [23     ] day of May, 2023, by and between the undersigned employer entity (the “Company”) and the undersigned employee of the Company (the “Employee”) and sets forth the terms and conditions for certain bonus payments made by the Company to the Employee. The Company’s offer of this Agreement expires on May [30], 2023.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Employee hereby agree as follows:

1.	Bonuses
a.

Employee will be eligible to receive a discretionary annual cash bonus for the next two years in an amount up to $37,500 each 12 month period, subject to achieving safety goals established by the Company’s Board or Compensation Committee in its discretion, payable at the time the Company makes annual bonus payments to all employees generally, and, if applicable, pro-rated for the portion of the year in which Employee was in his new role, which started on May 23, 2023 (the “Safety Targets Bonus”).

b.

Within thirty days after the execution of this Agreement, the Company will pay Employee a one-time retention bonus in the amount of $75,000 (the “Signing Bonus” and together with the Safety Targets Bonus, the “Additional Bonuses”).

c.	This Agreement does not impact any compensation or other benefits that Company and Employee have previously agreed to.

2.	No Additional Bonuses are due or payable unless the Employee is employed by the Company on the date such Additional Bonus is paid by the Company.

3.	The Employee hereby commits to work full time for the Company until at least:

•	May 23, 2025 (the “Committed Time Period”) in the same capacity in which Employee currently is employed by the Company as of May 23, 2023.

The Employee hereby agrees that if the Employee voluntarily terminates his/her employment with the Company (or is terminated by the Company for cause) prior to the end of the Committed Time Period, then the Employee will promptly pay back to the Company (or forfeit, as applicable):

•	The Additional Bonuses that Employee has received from the Company (including any bonus payment that may be in process on or around the Employee’s last day of employment), and the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of

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any such payment owed to the Company. In the event the Employee needs to pay any money to the Company, the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his job duties or intentionally avoids doing his or her job duties, the parties agree that such refusal would constitute electing to terminate Employee’s employment with the Company.

4.

The Employee agrees that the terms of this Agreement (including any possible payment obligations of the Employee) are reasonable, and further acknowledges that he or she has carefully considered the terms thereof and the amounts of possible payment obligations of Employee and has concluded such terms and payments (should Employee have to pay make any such payments) do not and would not inhibit Employee’s ability to seek other employment.

5.

This Agreement is not a contract guaranteeing employment for any period of time. The Employee is an at-will employee of the Company, and as such, either the Employee or the Company may terminate the Employee’s employment with the Company at any time.

6.

The parties acknowledge and agree that, during his tenure with the Company, Employee has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies. In consideration for Employee’s continued employment with the Company and the compensation and benefits provided for under this Agreement, the Employee has executed the Business Protection Agreement, attached hereto as Exhibit A and which constitutes part of this Agreement, and shall remain in compliance with the terms thereof.

7.

During Employee’s employment with the Company and following termination of such employment, Employee shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company or with respect to which Employee has any knowledge. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Employee also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Employee was employed by the Company or with respect to which Employee has any knowledge. The Company will provide reasonable compensation to Employee in respect of any cooperation or assistance under this section that is provided following termination of Employee’s employment, calculated on an hourly basis and will reimburse Employee for any expenses (including attorneys’ fees) reasonably incurred in connection with same (other than attorneys’ fees incurred by the Employee as a result of the Employee personally being the subject of any such litigation or investigation).

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8.

If the Company transfers Employee’s employment to any of its affiliated, related or associated entities (the “Successor Company”), then all of Employee’s rights, obligations, duties and benefits under this Agreement shall apply to his/her employment with the Successor Company; such Successor Company shall have all of the rights, obligations, duties and benefits of the Company under this Agreement and shall have the right to enforce all of the rights and remedies of the Company under this Agreement; and the term “Company” for purposes of this Agreement shall include the Company and the Successor Company.

9.

The Company and the Employee hereby agree that if any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, illegal, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, the Employee and the Company hereby agree that such illegal, invalid or unenforceable provision shall be reformed to be enforceable to the maximum extent permitted by the law, or if reformation is not possible, in lieu of such illegal, invalid or unenforceable provision, a new provision shall be added automatically as part of this Agreement, which new provision shall be as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.

Upon breach by Employee of this Agreement, the Company will have all remedies available at law or in equity including, without limitation, the right to require the repayment to the Company of any and all Additional Bonuses paid by the Company to the Employee (to the extent allowed by law) and the right to sue for additional damages for breach of contract.

11.

This Agreement is to be construed in accordance with the substantive laws (but not the conflicts laws) of the State of Texas. Venue for any suit regarding or relating to this Agreement shall lie exclusively with the courts of Tarrant County, Texas and the parties hereby consent to the exclusive jurisdiction of the federal and state courts located in Tarrant County, Texas.

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The undersigned hereby agree to be bound by this Agreement.

PHI Group, Inc.		PAUL JULANDER
PRINTED EMPLOYEE NAME

By:	/s/ Scott McCarty	Signature:	/s/ Paul Julander

Name:	Scott McCarty	Date:	5/24/2023

Its:	CEO

Date:	5/24/23

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